Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-10409, 333-66422, 333-82302, 333-112521, 333-133640, 333-179248, 333-217435 and 333-222697 on Form S-8 of Woodward, Inc. of our report dated August 17, 2018 related to the statement of assets acquired and liabilities assumed of the acquired L’Orange business (the “Woodward L’Orange Entities” or the “Company”) as of June 1, 2018 (which report expresses an unmodified opinion and includes an emphasis of matter paragraph relating to the basis of presentation of the statement of assets acquired and liabilities assumed), appearing in this amendment to the Current Report on Form 8-K of Woodward, Inc. dated August 17, 2018.

/s/ Deloitte & Touche LLP

Denver, Colorado

August 17, 2018